                                           NEW YORK TELEPHONE COMPANY
                               VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION
                                                  IN MILLIONS

Regulation              Statement Caption                                 1993           1992           1991

5-02 (4)                Allowance for Uncollectibles                        134.8          128.3          117.9
5-02 (9)                Total Current Assets                              1,765.2        1,710.4        1,837.3
5-02 (18)               Total Assets                                     15,435.4       15,602.7       15,864.2
5-02 (21)               Total Current Liabilities                         2,475.1        2,351.4        2,783.9
5-02 (22)               Long-Term Debt                                    3,972.1        3,984.2        3,955.9
5-02 (30)               Common Stock                                      4,103.2        4,101.9        4,101.9
5-03 (b) (8)            Interest Expense                                    348.6          362.9          375.1
5-03 (b) (10)           Earnings Before Income Taxes and
                         Cumulative Effective of Change in
                         Accounting Principle                                13.8        1,199.2          693.1

5-03 (b) (11)           Income Taxes                                        (67.8)         342.8          157.2

5-03 (b) (16)           Earnings Before Cumulative Effect
                         of Change in Accounting Principle                   81.6          856.4          535.9

5-03 (b) (18)           Cummulative Effect of Change in
                         Accounting for Postemployment
                        Benefits, Net of Taxes                              (89.3)           -              -

5-03 (b) (19)           Net Income (Loss)                                    (7.7)         856.4          535.9
